Exhibit 4.2

STOCK AND WARRANT PURCHASE AGREEMENT

Dated as of June 1, 2007

by and among

VERTICALNET, INC.

and

THE PURCHASERS LISTED ON EXHIBIT A

STOCK AND WARRANT PURCHASE AGREEMENT

This STOCK AND WARRANT PURCHASE AGREEMENT dated as of May 31, 2007 (this “Agreement”) is made and entered into by and among Verticalnet, Inc., a Pennsylvania corporation (the “Company”), and each of the purchasers set forth on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

The parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF STOCK AND WARRANTS

Section 1.1 Purchase and Sale of Stock and Warrants.

(a) Upon the following terms and conditions, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, 8,700,000 shares (the “Shares”) of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Preferred Stock”). Each Purchaser shall purchase from the Company its portion of the Shares opposite such Purchaser’s name on Exhibit A attached hereto. The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

(b) Upon the terms and subject to the conditions set forth herein, the Purchasers shall be issued Warrants (the “Warrants”), in substantially the form attached hereto as Exhibit B, to purchase shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”).

Section 1.2 Purchase Price and Closing. Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the Shares for an aggregate purchase price of Two Million One Hundred Seventy Five Thousand ($2,175,000) Dollars (the “Purchase Price”). The closing of the purchase and sale of the Shares and Warrants (collectively, “Securities”) to be acquired by the Purchasers from the Company under this Agreement shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA (the “Closing”) at 10:00 a.m. (local time) (i) on or before May 31, 2007; provided, that all of the conditions set forth in Article IV hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith, or (ii) at such other time and place or on such date as the Purchasers and the Company may agree upon (the “Closing Date”). Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser certificates evidencing its respective Shares, as set forth opposite the name of such Purchaser on Exhibit A hereto. At the Closing, (i) each Purchaser set forth on Schedule 1.2(a) shall deliver its respective portion of the Purchase Price, as set forth opposite the name of such Purchaser on Exhibit A hereto, by wire transfer to an account designated by the Company, and (ii) each Purchaser set forth on Schedule 1.2(b) shall deliver its respective portion of the Purchaser Price, as set forth opposite such Purchaser on Exhibit A hereto, by irrevocably and voluntarily surrendering, selling, assigning, transferring and conveying to the Company for cancellation such Purchaser’s Junior Unsecured Subordinated Note, in the amount as set forth opposite such Purchaser’s name on Schedule 1.2(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers, as of the date hereof and the Closing Date (except as set forth on the

Disclosure Schedules attached hereto with each numbered Schedule corresponding to the section number herein), as follows:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any Subsidiaries (as defined in Section 2.1(g)) or own securities of any kind in any other entity except as set forth on Schedule 2.1(g) hereto. The Company and each such Subsidiary (as defined in Section 2.1(g)) is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Company and its Subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Warrants, the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers, substantially in the form of Exhibit D attached hereto (the “Registration Rights Agreement” and together with this Agreement and the Warrants, collectively, the “Transaction Documents”) and to issue and sell the Securities in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and, except as set forth on Schedule 2.1(b), no further consent or authorization of the Company, its Board of Directors or stockholders is required. When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The authorized capital stock and the issued an outstanding shares of capital stock of the Company as of the Closing Date is set forth on Schedule 2.1(c) hereto. All of the outstanding shares of the Common Stock, Preferred Stock and any other outstanding security of the Company have been duly and validly authorized. Except as set forth in this Agreement, the Commission Documents (as defined in Section 2.1(f)) or as set forth on Schedule 2.1(c) hereto, no shares of Common Stock, Preferred Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, notes, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and as set forth on Schedule 2.1(c) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as provided on Schedule 2.1(c) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth on Schedule 2.1(c), the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company. The Preferred Stock shall have the rights set forth in the Statement With Respect to the Series B Preferred Stock, attached as Exhibit C hereto (the “Statement of Designation”).

(d) Issuance of Securities. The Securities to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind other than restrictions on transfer imposed by applicable securities laws. When the shares of Common Stock are issued upon conversion of the Preferred Stock (the “Conversion Shares”) in accordance with the terms of this Agreement and the Statement of Designation, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind, other than restrictions on transfer imposed by applicable securities laws, and the holders shall be entitled to all rights accorded to a holder of Common Stock. When the shares of Common Stock are issued and paid for upon exercise of the Warrants (the “Warrant Shares”) in accordance with the terms of this Agreement and the Warrants, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind, other than restrictions on transfer imposed by applicable securities laws, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e) No Conflicts. Except as set forth on Schedule 2.1(e) hereto, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, and the issuance of the Securities as contemplated hereby, do not and will not (i) violate or conflict with any provision of the Company’s Articles of Incorporation (the “Articles” ) or Bylaws (the “Bylaws”), each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws)). Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations, the applicable rules and regulations of The Nasdaq National Market, The Nasdaq Capital Market, The New York Stock Exchange, Inc., the American Stock Exchange, the OTC Bulletin Board, the OTC QX and the Pink Sheets (each, an “Eligible Market”)).

(f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). At the time of its filing, the Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Subsidiaries. Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization. For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary that is a corporation have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any equity securities of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any such equity securities. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity securities of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto. Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any equity securities of any Subsidiary.

(h) No Material Adverse Change. Since December 31, 2006, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed on Schedule 2.1(h) hereto.

(i) No Undisclosed Liabilities. Except as disclosed on Schedule 2.1(i) hereto or in the Commission Documents, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(j) No Undisclosed Events or Circumstances. Since December 31, 2006, except as disclosed on Schedule 2.1(j) hereto, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(k) Indebtedness. Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $300,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP.

(l) Title to Assets. Each of the Company and the Subsidiaries has good and valid title to all of its real and personal property reflected in the Commission Documents, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated on Schedule 2.1(l) hereto or such that, individually or in the aggregate, do not cause a Material Adverse Effect. All said leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents or on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n) Compliance with Law. The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or on Schedule 2.1(n) hereto or such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o) Taxes. Except as set forth on Schedule 2.1(o), the Company and each of the Subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. Except as disclosed on Schedule 2.1(o) hereto or in the Commission Documents, none of the federal income tax returns of the Company or any Subsidiary have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period.

(p) Certain Fees. Except as set forth on Schedule 2.1(p) hereto, the Company has not employed any broker, placement agent or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(q) Disclosure. To the best of the Company’s knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading. Except as set forth on Schedule 2.1(q), the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers set forth on Schedule 2.1(q) (the “Investor Purchasers”) or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. The Company acknowledges and agrees that no Purchaser makes or has made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.2 or (ii) any statement, commitment or promise to the Company or, to its knowledge, any of its representatives which is or was an inducement to the Company to enter into this Agreement or otherwise.

(r) Operation of Business. Except as set forth on Schedule 2.1(r) hereto, the Company and each of the Subsidiaries owns or possesses the rights to all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without any conflict with the rights of others except for such conflicts as would not reasonably be expected to have a Material Adverse Effect.

(s) Environmental Compliance. Except as set forth on Schedule 2.1(s) hereto or in the Commission Documents, the Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. “Environmental Laws” means all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. To the best of the Company’s knowledge, the Company has all necessary governmental approvals required under all Environmental Laws as necessary for the Company’s business or the business of any of its subsidiaries. To the best of the Company’s knowledge, the Company and each of its subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws, except for those that the failure of which to comply with would not reasonably be expected to have a Material Adverse Effect. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate any Environmental Law or that to the Company’s knowledge, give rise to any environmental liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(t) Books and Records; Internal Accounting Controls. The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(u) Material Agreements. Except for the Transaction Documents (with respect to clause (i) only), as disclosed in the Commission Documents or as set forth on Schedule 2.1(u) hereto, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any existing written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the “Material Agreements”), (ii) neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement and, (iii) to the best of the Company’s knowledge, neither the Company nor any of its Subsidiaries is in material default under any Material Agreement now in effect.

(v) Transactions with Affiliates. Except as set forth on Schedule 2.1(v) hereto, in the Commission Documents or as contemplated hereby, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(w) Securities Act of 1933. Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

(x) Employees. Neither the Company nor any Subsidiary has any collective bargaining arrangements or collective bargaining agreements, except as set forth on Schedule 2.1(x) hereto. No officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(y) Absence of Certain Developments. Except as set forth in the Commission Documents or provided on Schedule 2.1(y) hereto, since December 31, 2006, neither the Company nor any Subsidiary has:

(i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii) borrowed any amount in excess of $300,000 or incurred or become subject to any other liabilities in excess of $100,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business;

(iii) discharged or satisfied any lien or encumbrance in excess of $250,000 or paid any obligation or liability (absolute or contingent) in excess of $250,000, other than current liabilities paid in the ordinary course of business;

(iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $50,000 individually or $100,000 in the aggregate;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $250,000, except in the ordinary course of business;

(vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $250,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives;

(vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments therefor that aggregate in excess of $500,000;

(x) entered into any material transaction, whether or not in the ordinary course of business;

(xi) made charitable contributions or pledges in excess of $25,000;

(xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xiv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

(z) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(aa) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries. As used in this Section 2.1(aa), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

(bb) Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated hereby or thereby.

(cc) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings. The Company does not have any registration statement pending registration before the Commission or currently under the Commission’s review.

(dd) Sarbanes-Oxley Act. The Company is in material compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and intends to comply with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions.

(ee) Dilutive Effect. The Company understands and acknowledges that pursuant to the Statement of Designation the number of Conversion Shares may increase in certain circumstances. The Company further acknowledges that it is obligated to issue Conversion Shares, in accordance with this Agreement and the Statement of Designation, regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of the Company except to the extent that the Company’s obligations conflict with the rules and regulations of The Nasdaq Stock Market.

(ff) Delisting Notification. Except as disclosed in the Commission Documents, the Company has not received notice (written or oral) from The Nasdaq Stock Market LLC to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange.

Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby represents and warrants to the Company with respect solely to itself and not with respect to any other Purchaser as follows as of the date hereof and as of the Closing Date:

(a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Authorization and Power. Each Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Securities being sold to it hereunder. If the Purchaser is an entity, the execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, members or partners, as the case may be, is required. When executed and delivered by the Purchasers, each of the Transaction Documents shall constitute valid and binding obligations of each Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Acquisition for Investment. Each Purchaser is purchasing the Securities solely for its own account and not with a view to or for sale in connection with any distribution. Each Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of such Purchaser’s investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities and (iii) has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(d) Rule 144. Each Purchaser understands that the Securities are restricted securities and must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Each Purchaser acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Each Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(e) General. Each Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities. Each Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities, the Conversion Shares or the Warrant Shares. Commencing on the date that the Purchasers were initially contacted regarding an investment in the Securities, none of the Purchasers has engaged in any short sale of the Common Stock and will not engage in any short sale of the Common Stock prior to the consummation of the transactions contemplated by this Agreement.

(f) No General Solicitation. Each Purchaser acknowledges that the Securities were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications. Each Purchaser, in making the decision to purchase the Securities, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.

(g) Reservation of Shares. Each Purchaser acknowledges and agrees that the Company does not have sufficient shares of Common Stock authorized under its Articles to reserve for the issuance of the Conversion Shares or the Warrant Shares.

(h) Accredited Investor. Each Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D of the Securities Act), and such Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer. Each Purchaser acknowledges that an investment in the Securities is speculative and involves a high degree of risk. Each Purchaser has executed and delivered to the Company the Accredited Investor Questionnaire attached hereto as Exhibit E (the “Questionnaire”) and represents and warrants that the information contained therein is true, correct and complete.

(i) Certain Fees. Except as set forth on Schedule 2.1(p), the Purchasers have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(j) Independent Investment. No Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Securities.

ARTICLE III

COVENANTS

Section 3.1 Company Covenants. The Company covenants with each Purchaser as follows, which covenants are for the benefit of each Purchaser and their respective permitted assignees.

(a) Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers, or their respective subsequent holders.

(b) Registration and Listing. The Company shall use its reasonable best efforts to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act, to comply with all requirements related to any registration statement filed pursuant to the Registration Rights Agreement, and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend any such registration statement filed pursuant to the Registration Rights Agreement or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein or in the other Transaction Documents. The Company shall use its reasonable best efforts to continue the listing or trading of its Common Stock on an Eligible Market.

(c) Inspection Rights. Subject to the execution of a confidentiality agreement reasonably acceptable to the Company, the Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser beneficially owns any Securities, Conversion Shares or Warrant Shares, for purposes reasonably related to such Purchaser’s interests as a stockholder to examine and make reasonable copies of the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, and key employees.

(d) Compliance with Laws. The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(f) Reporting Requirements. If the Company ceases to file its periodic reports with the Commission, or if the Commission ceases making these periodic reports available via the Internet without charge, then the Company shall furnish the following to each Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Securities or shall beneficially own Securities:

(i) Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission;

(ii) Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission; and

(iii) Copies of all notices, information and proxy statements in connection with any meetings, that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

(g) Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any Subsidiary under any Transaction Document.

(h) Statement of Designation. On or prior to the Closing Date, the Company shall file the Statement of Designation with the Secretary of State of the Commonwealth of Pennsylvania.

(i) Shareholder Approval. The Company covenants and agrees to use its commercially reasonable efforts to:

(i) hold its next annual meeting of shareholders as soon as reasonably practicable after July 2, 2007 (the “Next Annual Meeting”);

(ii) obtain the approval of its shareholders at the Next Annual Meeting to authorize an increase in the shares reserved for issuance under the 2006 Omnibus Equity Compensation Plan; and

(iii) obtain the approval of its shareholders at the Next Annual Meeting to authorize: (1) an amendment to the Articles to increase the number of authorized shares of Common Stock by at least 35,000,000 shares (the “Articles Amendment”), (2) the issuance of shares of Common Stock upon conversion of the

Shares in excess of 4,283,571, which represents 19.99% of the shares of Common Stock outstanding on the day immediately prior to the Closing Date (the “Issuable Maximum”) as required by the Nasdaq Marketplace Rules then in effect (the “Nasdaq Proposal”), and (3) to the extent that making the Shares convertible into shares of Common Stock as well as the issuance of the Warrants may constitute a change of control under the Nasdaq Marketplace Rules, the approval of such change of control (the “Control Proposal” and together with the Articles Amendment and the Nasdaq Proposal, the “Proposals”).

(j) Officers and Directors. The Company covenants and agrees that all of the officers and directors of the Company that hold shares of Common Stock shall vote in favor of the Proposals.

(k) Warrants.

(i) In the event that the Company’s shareholders approve all the Proposals, on the next Trading Day following the Next Annual Meeting, the Company shall issue Warrants to each Purchaser, in the amounts and at the exercise prices set forth in Exhibit A-1.

(ii) In the event that the Company’s shareholders do not approve all the Proposals, on the next Trading Day following the Next Annual Meeting, the Company shall issue Warrants to each Purchaser, in the amounts and at the exercise prices set forth in Exhibit A-2.

(l) Use of Proceeds. Except as set forth on Schedule 3.1(l), the Company shall use the net proceeds from the sale of the Securities hereunder for working capital in the ordinary course of the Company’s business.

(m) Reporting Status. So long as a Purchaser beneficially owns any of Securities, Conversion Shares or Warrant Shares, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(n) Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) by 8:30 a.m. on the next Trading Day following the Closing Date. The Company shall also file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Statement of Designation, the form the Registration Rights Agreement, the form of Warrant and the Press Release) as soon as practicable following the Closing Date but in no event more than two (2) Trading Days following the Closing Date, which Press Release and Form 8-K shall be subject to prior review and comment by the Purchasers. “Trading Day” means any day during which the principal exchange on which the Common Stock is traded shall be open for trading.

(o) Disclosure of Material Information. The Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Investor Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Investor Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(p) Pledge of Securities. The Company acknowledges and agrees that the Securities, the Conversion Shares and the Warrant Shares may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities, the Conversion Shares or the Warrant Shares. The pledge of the Securities, the Conversion Shares or the Warrant Shares shall not be deemed to be a transfer, sale or assignment of the Securities, the Conversion Shares or the Warrant Shares, and no Purchaser effecting a pledge of the Securities, the Conversion Shares or the Warrant Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of the Securities, the Conversion Shares or the Warrant Shares to such pledgee. At the Purchasers’ expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities, the Conversion Shares or the Warrant Shares may reasonably request in connection with a pledge of the Securities, the Conversion Shares or the Warrant Shares to such pledgee by a Purchaser.

(q) Amendments. The Company shall not amend or waive any provision of the Articles or Bylaws of the Company in any way that would adversely affect exercise rights, voting rights, conversion rights, prepayment rights or redemption rights of the holder of the Shares.

(r) Distributions. So long as any Shares remain outstanding, the Company agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company.

(s) Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of the Shares, one hundred percent (100%) of the applicable number of shares of Common Stock as is expressly permitted to be issued from time to time upon the conversion of the Shares outstanding at the time, subject to the limitations on conversion set forth in the Statement of Designation.

(t) Subsequent Financings. During the period commencing on the Closing Date and ending on first anniversary hereof, the Company covenants and agrees to promptly notify (in no event later than five (5) days after making or receiving an applicable offer) in writing (a “Rights Notice”) each Purchaser of the terms and conditions of any proposed offer or sale to, or exchange with (or other type of distribution to), any third party, of Common Stock or any securities convertible, exercisable or exchangeable into Common Stock, including convertible debt securities (a “Subsequent Financing”). The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within thirty (30) calendar days from the date of the Rights Notice, including, without limitation, all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith. The Rights Notice shall provide each Purchaser an option (the “Rights Option”) during the ten (10) Trading Days following delivery of the Rights Notice (the “Option Period”) to inform the Company whether such Purchaser will purchase up to its pro rata portion for the securities being offered in such Subsequent Financing on the same, absolute terms and conditions as contemplated by such Subsequent Financing (the “First Refusal Rights”). If any Purchaser elects not to participate in such Subsequent Financing, the other Purchasers may participate on a pro-rata basis so long as such participation in the aggregate does not exceed the total Purchase Price hereunder. The Company has no obligation to allow the Purchasers to participate in any Subsequent Financing in excess of the Purchase Price. For purposes of this Section, all references to “pro rata” means, for any Purchaser electing to participate in such Subsequent Financing, the percentage obtained by dividing (x) such Purchaser’s respective portion of the Purchase Price, as set forth on Exhibit A hereto, by (y) the total Purchase Price. If the Company does not receive notice of exercise of the Rights Option from the Purchasers within the Option Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date with a third party; provided that all of the material terms and conditions of the closing are substantially the same as those provided to the Purchasers in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur on that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Section 3.1(r), including, without limitation, the delivery of a new Rights Notice.

(u) No Impairment. At all times after the date hereof, the Company will not take or permit any action, or cause or permit any subsidiary to take or permit any action that impairs or adversely affects the rights of the Purchasers under the Transaction Documents.

(v) Fundamental Changes. In addition to any other rights provided by law or set forth herein, from and after the date of this Agreement and for so long as any Shares remain outstanding, except as set forth on Schedule 3.1(v) the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Purchasers holding a majority of the outstanding Shares:

(i) purchase, redeem (other than pursuant to equity incentive agreements with non-officer employees giving the Company the right to repurchase shares upon the termination of services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in stock of the Company) or make any other distribution with respect to, any shares of capital stock or any other securities that are convertible into or exercisable for such stock;

(ii) change the nature of the Company’s business to any business which is fundamentally distinct and separate from the business currently conducted by the Company; or

(iii) cause or permit any subsidiary of the Company directly or indirectly to take any actions described in clauses (i) through (iii) above, other than issuing securities to the Company.

Section 3.2 Purchaser Covenant. Each Purchaser covenants with the Company, which covenants are for the benefit of the Company and its permitted assignees:

(a) Short Sales. Such Purchaser shall not engage in any short sale of the Common Stock.

(b) Ownership Percentage. Notwithstanding anything to the contrary set forth in this Agreement or the Statement of Designation, at no time may each Purchaser convert all or a portion of its Shares or exercise all or a portion of its Warrants, if the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by such Purchaser at such time, the number of shares of Common Stock which would result in the such Purchaser beneficially owning (as determined in accordance with Section 13(d) and Section 16(b) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities. The obligation hereunder of the Company to close and issue and sell the Securities to the Purchasers at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchasers’ Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) Delivery of Purchase Price. The Purchase Price for the Securities shall have been delivered to the Company on the Closing Date.

(e) Delivery of Transaction Documents. The Transaction Documents to which any Purchaser is a party shall have been duly executed and delivered by the Purchasers to the Company.

Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Securities. The obligation hereunder of the Purchasers to purchase the Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchasers’ sole benefit and may be waived by the Purchasers at any time in their sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e) Shares. Promptly following the Closing, the Company shall cause to be delivered to the Purchasers certificates representing the Shares.

(f) Delivery of Transaction Documents. The Transaction Documents to which the Company is a party shall have been duly executed and delivered by the Company to the Purchasers.

(g) Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date.

ARTICLE V

TRANSFERABILITY; LEGENDS

Section 5.1 Transferability of the Securities. Subject to compliance with any applicable securities laws and Section 5.2 the Securities, the Conversion Shares and the Warrant Shares may be transferred by a holder without the consent of the Corporation. The certificates representing the Securities, the Conversion Shares and the Warrant Shares are exchangeable at the principal office of the Corporation for certificates representing the same aggregate number of shares as set forth therein.

Section 5.2 Legends. Each certificate representing the Securities, the Conversion Shares and the Warrant Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE][EXERCISABLE]] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE

SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

The Company agrees to issue or reissue certificates representing any of the Conversion Shares and the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such Conversion Shares or Warrant Shares, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Conversion Shares or Warrant Shares under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, (iv) the holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act or (v) the holder certifies in writing to the Company that the Securities may be sold under Rule 144(k) of the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, (ii) compliance with applicable state securities or “blue sky” laws has been effected, or (iii) the holder provides the Company with reasonable assurances that a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within three (3) business days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Each Purchaser, severally and not jointly, agrees that the removal of the restrictive legend from certificates representing the Warrant Shares or the Conversion Shares as set forth in this Section 5.1 is predicated upon the Company’s reliance that the Purchaser will sell such Warrant Shares or Conversion Shares pursuant to the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom. Whenever a certificate representing the Conversion Shares or Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Conversion Shares or Warrant Shares, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Conversion Shares or Warrant Shares to a Purchaser by crediting the account of such Purchaser’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE VI

INDEMNIFICATION

Section 6.1 General Indemnity. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. The maximum aggregate liability of each Purchaser pursuant to its indemnification obligations under this Article VI shall not exceed the portion of the Purchase Price paid by such Purchaser hereunder.

Section 6.2 Indemnification Procedure. Any party entitled to indemnification under this Article VI (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will not contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, identified by name or category of persons, of a release from all liability in respect of such claim. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law. No indemnifying party will be liable to the indemnified party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the indemnified party’s breach of any of the representations, warranties or covenants made by such party in this Agreement or in the other Transaction Documents.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

Section 7.2 Specific Performance; Consent to Jurisdiction; Venue.

(a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York. The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law. The Company and the Purchasers hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Securities, this Agreement or the other Transaction Documents, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party. The parties hereby waive all rights to a trial by jury.

Section 7.3 Entire Agreement; Amendment. This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor any Purchaser make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Purchasers holding at least a majority of the Shares. Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon each Purchaser (and their permitted assigns) and the Company.

Section 7.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Verticalnet, Inc.
400 Chester Field Parkway
Malvern, PA 19355
Attention: Legal
Tel. No.: (610) 640-8030
Fax No.: (610) 240-9470

with copies (which copies shall not constitute notice to the Company) to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: James W. McKenzie, Jr.
Tel. No.: (215) 963-5134
Fax No.: (215) 963-5001

If to any Purchaser:: At the address of such Purchaser set forth on Exhibit A to this Agreement, with copies to Purchaser’s counsel as specified in writing by such Purchaser.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

Section 7.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. This provision constitutes a separate right granted to each Purchaser by the Company and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

Section 7.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement. Subject to Section 5.1 hereof, the Purchasers may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

Section 7.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.10 Survival. The representations and warranties of the Company and the Purchasers shall survive the execution and delivery hereof and the Closing until the first anniversary of the Closing Date, except the agreements and covenants set forth in Articles I, III, V, VI and VII of this Agreement shall survive the execution and delivery hereof and the Closing, and shall terminate and be of no further force or effect when a majority of the Shares are no longer outstanding.

Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or as an attachment to an electronic mail message in “pdf” or similar format.

Section 7.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Purchasers without the consent of the Purchasers, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, including without limitation any disclosure pursuant to a registration statement registering the Conversion Shares and the Warrant Shares, and then only to the extent of such requirement.

Section 7.13 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.14 Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stock and Warrant Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

VERTICALNET, INC.

By:
	Name:	Nathanael V. Lentz
	Title:	President and CEO

[PURCHASER COUNTERPART SIGNATURE PAGE]

PURCHASER:

By:
Name:
Title:

EXHIBIT A

LIST OF PURCHASERS

Names of Purchasers	Purchase Price	Shares of Preferred Stock
Nathanael V. Lentz*	$50,000	200,000
Mark L. Walsh (Ruxton Ventures LLC)*	$50,000	200,000
Michael J Hagan*	$250,000	1,000,000
Michael P. McNulty	$250,000	1,000,000
Heller Capital Investments	$1,000,000	4,000,000
Amir L. Ecker	$75,000	300,000
ACT Capital Partners, L.P.	$125,000	500,000
Jacquline Chakejian	$100,000	400,000
Octagon Capital Partners	$25,000	100,000
David S. Nagelberg CGM IRA Custodian	$250,000	1,000,000
Total	$2,175,000.00	8,700,000

*	Non-Investor Purchaser, as defined in Section 6(a)(ii) of the Statement of Designation.

EXHIBIT A-1

WARRANTS IF SHAREHOLDER APPROVAL RECEIVED

	Warrants
Names of Purchasers	Exercise Price per share equal to the closing bid price on date prior to the date of Closing	Exercise Price per share equal to $0.70
Nathanael V. Lentz*	100,000	100,000
Mark L. Walsh (Ruxton Ventures LLC)*	100,000	100,000
Michael J Hagan*	500,000	500,000
Michael P. McNulty	500,000	500,000
Heller Capital Investments	2,000,000	2,000,000
Amir L. Ecker	150,000	150,000
ACT Capital Partners, L.P.	250,000	250,000
Richard Chakejian, Jr.	200,000	200,000
Octagon Capital Partners	50,000	50,000
David S. Nagelberg CGM IRA Custodian	500,000	500,000
	4,350,000	4,350,000

EXHIBIT A-2

WARRANTS IF SHAREHOLDER APPROVAL NOT RECEIVED

Warrants
Names of Purchasers	Exercise Price per share equal to the closing bid price on date prior to the date of issuance
Nathanael V. Lentz*	800,000
Mark L. Walsh (Ruxton Ventures LLC)*	800,000
Michael J Hagan*	4,000,000
Michael P. McNulty	2,980,573
Heller Capital Investments	11,922,294
Amir L. Ecker	894,172
ACT Capital Partners, L.P.	1,490,287
Richard Chakejian, Jr.	1,192,229
Octagon Capital Partners	298,057
David S. Nagelberg CGM IRA Custodian	2,980,573
27,358,185

EXHIBIT B

FORM OF WARRANT

EXHIBIT C

STATEMENT OF DESIGNATION

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT